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                     Cova Financial Life Insurance Company

                           4100 Newport Place Drive
                        Newport Beach, California 92662

FIXED ACCOUNT RIDER FOR VARIABLE ANNUITY

This Rider is part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. The terms of this Rider apply to the Contract when Purchase Payments or transfers are allocated to our Fixed Account during the Accumulation Period only. Such allocations will be credited with interest by us as set forth herein. This Rider amends the Contract as follows:

I. DEFINITIONS -- The following are added to amend the DEFINITIONS Section of the Contract:

DEFINITIONS

ACCOUNT VALUE: The sum of your interest in the Subaccounts of the Separate Account and your interest in this Fixed Account option.

FIXED ACCOUNT: A portion of the General Account into which you can allocate Purchase Payments or transfer Account Value. It does not share in the investment experience of any Subaccount of the Separate Account.

II. ALLOCATION OF PURCHASE PAYMENTS -- Purchase Payments may be allocated to the Fixed Account and/or Subaccounts subject to the Allocation Requirements set forth on the Contract Schedule.

III.ACCOUNT VALUE -- The Account Value Provision of the Contract is amended to include the value in this Fixed Account option.

IV. FIXED ACCOUNT -- The following section is added to the Contract:

FIXED ACCOUNT PROVISION

FIXED ACCOUNT -- You can elect to have Purchase Payments allocated to the Fixed Account. During the Accumulation Period you can transfer Account Value to the Fixed Account from the Separate Account and to the Separate Account from the Fixed Account, subject to the terms of the Contract.

FIXED ACCOUNT VALUE -- Your Fixed Account Value at any time is equal to:

1.  the Purchase Payments allocated to the Fixed Account; plus

2.  the Account Value transferred to the Fixed Account; plus

3.  interest credited to your Account Value in the Fixed Account; less

4. any partial surrender of Account Value from the Fixed Account and any applicable charges; less

5.  any Account Value transferred from the Fixed Account; less

6. any fees, charges or any applicable Premium and Other Taxes deducted from the Account Value held in the Fixed Account.

INTEREST TO BE CREDITED -- We guarantee that the interest to be credited to your Fixed Account Value will not be less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule. We may credit additional interest at our discretion. The Initial Current Interest Rate is shown on the Contract Schedule.

V. TRANSFERS -- You can make transfers from the Subaccounts of the Separate Account into the Fixed Account. You can make transfers from the Fixed Account into the Subaccounts of the Separate Account during the Accumulation Period. All transfers are subject to the Transfer Requirements and the Allocation Requirements as set forth on the Contract Schedule.

VI. ANNUITY PROVISIONS -- ANNUITY -- If all of your Account Value on the Annuity Calculation Date is allocated to the Fixed Account, your initial Annuity Payment will be paid as a Fixed Annuity Payment. If all of your Account Value on this date is allocated to the Separate Account, your initial Annuity Payment will be paid as a Variable Annuity Payment. If your Account Value on this date is allocated to both the Fixed Account and the Separate Account, your initial Annuity Payment will be paid as a combination of a Fixed Annuity Payment and Variable Annuity Payment.

VII.WITHDRAWALS -- The Withdrawal Provision is modified to provide the following: A withdrawal will result in the cancellation of Accumulation Units from each applicable Subaccount of the Variable Account and/or a reduction in the Account Value allocated to the Fixed Account in the ratio that the Account Value in a Subaccount and/or the Fixed Account bears to the total Account Value. If another method of allocation is desired, you must specify of it in a Notice to us. We will pay the amount of any withdrawal from the Separate Account within seven (7) days of a Notice unless the Suspension or Deferral of Payments or Transfers from the Separate Account is in effect.

VIII.DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE FIXED ACCOUNT -- We reserve the right to defer payment for a withdrawal or transfer from the Fixed Account for the period permitted by law but for not more than six (6) months after Notice to us.

Cova Financial Life Insurance Company has caused this Rider to be signed by its President and Secretary.

/s/ BERNARD J. SPAULDING    Secretary     /s/ MARK S. REYNOLDS        President
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